                                                 Exhibit 99.1






                     SEMPRA ENERGY REPORTS
                 HIGHER THIRD-QUARTER EARNINGS
                    ON NEW BUSINESS GROWTH


     SAN DIEGO, Oct. 26, 2000 - Driven by continued growth of its energy trading, independent generation and international operations, Sempra Energy (NYSE: SRE) today reported unaudited consolidated net income of $110 million, or 55 cents per diluted share of common stock, for the third quarter of 2000, compared with last year's third-quarter net income of $108 million, or 45 cents per diluted share, for a 22-percent increase in earnings per share. Third-quarter 2000 results reflect an after-tax charge of 15 cents per share for San Diego Gas & Electric (SDG&E), due to recent legislative and regulatory actions. Earnings per share also were affected favorably by the repurchase of 36 million shares in the first quarter 2000.
     Excluding the one-time charge, net income for the third quarter 2000 would have been $140 million, up 30 percent from the third quarter 1999, and earnings per share would have been 70 cents, up 56 percent.


                               -more-

     In the third quarter 2000, net income for Sempra Energy's non-utility and new-business operations -- including Sempra Energy Trading, Sempra Energy International, Sempra Energy Solutions, Sempra Energy Financial, Sempra Energy Resources, Sempra Communications and the parent company -- rose to $42 million from $1 million in the third quarter 1999.
     Sempra Energy's third-quarter revenues were $1.8 billion, up 50 percent from revenues of $1.2 billion in the same quarter last year, with the increase due primarily to increased sales in the company's retail and trading operations and higher energy prices worldwide.
     "We continue to see substantial growth in our newer businesses - especially our wholesale energy trading, generation and international operations - which contributed more than one-third of our corporate earnings during the quarter," said Stephen L. Baum, chairman, president and chief executive officer of Sempra Energy. "With this growth, we are on track for record earnings of $2.05 per share this year.
     "While we are pleased by the steady progress of our long-term growth strategies, we remain concerned about the dysfunctional western wholesale electricity market. We have called on federal regulators to adopt the appropriate remedies to make the market workably competitive."


Energy Trading

     Sempra Energy Trading's net income grew to $45 million in the third quarter 2000, compared with $5 million in the year-earlier period. The dramatic increase is primarily due to improved results in oil, natural gas and electricity trading in the United States and Europe amidst volatile international commodity markets. Since the first quarter of 1999, Sempra Energy Trading has expanded its market penetration from a North American focus on the United States and Canada to servicing customers in more than 45 countries worldwide.


                               -more-

     Sempra Energy Trading's physical trading volumes of natural gas increased 40 percent to 8.1 billion cubic feet per day (bcfd) during the quarter, compared with 5.8 bcfd during the same period last year. Trading volumes of crude oil and liquid products decreased 13 percent to 2 million barrels per day (mbd) in third quarter 2000, compared with 2.3 mbd in third quarter 1999.
     During the quarter, Sempra Energy Trading opened new offices in Geneva, Switzerland, and Madrid, Spain, as part of the company's expansion in European markets. The company also acquired a majority stake in Atlantic Electric & Gas, Ltd., an electricity and natural gas marketing company targeting residential and small-business customers throughout England and Wales. Sempra Energy Trading previously secured a joint-ownership stake in Riva Energie, AG, an electricity retailer with 41,000 residential and small-business customers in Germany.


International Operations

     Sempra Energy International's net income grew to $13 million in the third quarter 2000 from $5 million during the same quarter last year. The improvement was due primarily to higher gas and electricity sales in its South American utilities amidst more severe winter weather in the region, as well as increased ownership of the Peruvian operations, beginning in September 1999.
     Sempra Energy International recently completed its purchase of an additional 21.5-percent interest in holding companies that control two natural gas utilities in Argentina, raising its total stake to 43 percent.


Independent Generation

     Third-quarter earnings from Sempra Energy Resources, which develops and owns electric generation, were $16 million, compared with $2 million last year, primarily due to operations at El Dorado Energy, which started operations in May 2000. The 480-megawatt power plant, jointly owned with Reliant Energy and located near Las Vegas, currently sells electricity into the California wholesale power market.


                             -more-

Retail Energy Services

     Revenues from Sempra Energy's retail energy services marketing operations in the third quarter 2000 more than doubled to $162 million, compared with $71 million in the same quarter last year. For the first nine months of the year, retail revenues totaled $372 million, compared with $180 million generated during the first nine months of 1999. These operations are concentrated primarily in Sempra Energy Solutions, which markets integrated energy-services solutions to commercial, industrial and institutional customers, and Energy America, which sells gas and electricity to residential and small-business customers.
     Sempra Energy Solutions won several significant energy-efficiency-service contracts, including a 15-year pact with Goodfellow Air Force Base in San Angelo, Texas, and $5.8 million in agreements with the County of Maricopa, Arizona, and the East Campus of Arizona State University.
     During the quarter, Energy America expanded its marketing efforts into eastern Ohio, including the cities of Cleveland and Akron, and also acquired 50,000 customers from Titan Energy in Georgia. The company currently has more than 400,000 customers in six states.
     Overall, Sempra Energy's retail energy services operations recorded a net loss of $5 million in the third quarter 2000, compared with a net loss of $4 million during the same period last year, due to ongoing start-up costs.


Energy Delivery Services

     Southern California Gas Company recorded net income of $53 million in the third quarter 2000, up from $48 million in 1999's third quarter, primarily due to reduced operating expenses and increased income from gas sales to large commercial, industrial and institutional customers.


                            -more-

     Net income for SDG&E for the third quarter was $15 million, down 75 percent from $59 million from the same period in 1999. The decline was due primarily to the $30 million after-tax effect of a charge for a potential regulatory disallowance related to the acquisitions to date of wholesale power in the deregulated California market and a $10 million after-tax effect of seasonal variations in income from sales of natural gas, which in prior years were eliminated by a balancing account.
     Recent legislation and regulatory actions require SDG&E to refund to most of its electric customers amounts charged since June 1, 2000, for the commodity portion of their electric bills to the extent they exceed 6.5 cents per kilowatt hour (kWh), and to limit subsequent billings for the electric commodity to 6.5 cents per kWh through 2002 or 2003. SDG&E estimates that, at Dec. 31, 2000, it will have accumulated an undercollection of approximately $350 million, which the legislation and the regulatory decision acknowledge are to be recovered in the future to the extent that the amounts were prudently incurred. This undercollection will continue to grow for two or three additional years.
     "Assembly Bill 265, the California law enacted this summer to cap retail electricity rates for SDG&E customers, affirms SDG&E's right to recover from its customers the cost of procuring power from the wholesale market," Baum said. "The law, however, also mandates a regulatory hindsight prudence review of SDG&E's power-procurement practices. We strongly believe that SDG&E's practices have been both prudent and also consistent with policies of the state. Nonetheless, we expect them to be questioned. SDG&E followed the blueprint for deregulation laid out by legislators and regulators, but the current political environment effectively may require SDG&E to share in the cost of deregulation incurred by its customers."


                                more-

Internet Broadcast

     Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 1 p.m. Eastern Time with Baum, Neal E. Schmale, executive vice president and chief financial officer of Sempra Energy, and Frank H. Ault, vice president and controller of Sempra Energy. For access, log onto the Web site at www.sempra.com. Those unable to participate in the live Webcast, the teleconference will be available on replay by dialing (719) 457-0820 and entering the passcode number, 534185.
     Sempra Energy (NYSE: SRE), based in San Diego, is a Fortune 500 energy services holding company with 12,000 employees and revenues of nearly $5.5 billion. Through its eight principal subsidiaries -- Southern California Gas Company, San Diego Gas & Electric, Sempra Energy Solutions, Sempra Energy Trading, Sempra Energy International, Sempra Energy Resources, Sempra Communications and Sempra Energy Financial -- Sempra Energy serves more than 9 million customers in the United States, Europe, Canada, Mexico, South America and Asia.


                                # # #


     This press release contains statements that are not historical fact and constitute projections, forecasts or forward-looking statements. When we use words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "should" or similar expressions, or when we discuss our strategy or plans, we are making projections, forecasts or forward-looking statements. These statements are not guarantees of performance. They involve risks, uncertainties and assumptions that could cause the company's future results to differ materially from those expressed in these statements. Many of the factors that will determine these results are beyond the company's ability to control or predict. These statements are necessarily based upon various assumptions involving judgments with respect to the future. These risks and uncertainties, include, among others: national, international, regional and local economic, competitive and regulatory conditions and developments; capital market conditions, inflation rates and interest rates; energy markets, including the timing and extent of changes in commodity prices; weather conditions; business, regulatory and legal decisions; the pace of deregulation of retail natural gas and electricity delivery; technological developments; the timing and success of business development efforts; and other uncertainties, all of which are difficult to predict and many of which are beyond the company's control. These risks and uncertainties are further discussed in the company's Annual Report on Form 10-K for the fiscal year ended Dec. 31, 1999, which has been filed with the Securities and Exchange Commission and is available through the EDGAR system without charge at its Web site, www.sec.gov.

                                  SEMPRA ENERGY
                                                                  TABLE A

CONSOLIDATED INCOME STATEMENT (Unaudited)
                                         Three Months Ended       Nine Months Ended
                                            September 30             September 30
                                         ------------------       ----------------
                                          2000        1999         2000      1999
                                         -----------------------------------------
In Millions of Dollars, Except Per Share Amounts

Revenues
California utilities:
  Natural Gas                           $  799      $  618      $ 2,336   $ 2,022
  Electric                                 645         437        1,467     1,443
Other Operating revenues                   366         166          936       429
Other income                                48          33          121        68
                                         ------------------       ----------------
        Total                            1,858       1,254        4,860     3,962

Expenses
Cost of natural gas distributed            382         203        1,088       769
Electric fuel and net purchased power      444         180          841       391
Operating expenses                         609         440        1,637     1,313
Depreciation and decomissioning            142         140          420       749
Franchise payments and other taxes          47          40          138       126
Preferred dividends/distributions by
   subsidiaries                              7           3           19         9
                                         ------------------       ----------------
        Total                            1,631       1,006        4,143     3,357
                                         ------------------       ----------------
Income Before Interest and Income Taxes    227         248          717       605
Interest expense                            67          73          216       185
                                         ------------------       ----------------
Income Before Income Taxes                 160         175          501       420
Income taxes                                50          67          167       131
                                         ------------------       ----------------
Net Income                              $  110      $  108       $  334    $  289
                                         ------------------       ----------------

Wtd. Avg. Shares Outstanding(Basic)*    201,338     237,353      210,303   237,192
Wtd. Avg. Shares Outstanding(Diluted)*  201,497     237,794      210,405   237,556
Net Income/Share of Common Stock(Basic)  $ 0.55      $ 0.45       $ 1.59    $ 1.22
Net Income/Share of Common Stock(Diluted)$ 0.55      $ 0.45       $ 1.59    $ 1.22
Dividends Declared Per Common Share      $ 0.25      $ 0.39       $ 0.75    $ 1.17

*In thousands of shares



KEY CONSOLIDATED BALANCE SHEET STATISTICS (Unaudited)

                                                         September 30
                                                ----------------------------
In Millions of Dollars, Except Per Share Amounts      2000           1999
                                                -------------    -----------
Short-Term Debt                                   $    303       $     85
Current Portion of Long-Term Debt                      118            229
Long-Term Debt                                       3,300          2,934
                                                -------------    -----------
        Total Debt                                   3,721          3,248
Preferred Stock of Subsidiaries                        204            204
Mandatorily Redeemable Trust Preferred Securities      200             --
Common Equity                                        2,478          2,895
                                                -------------    -----------
        Total Capitalization                      $  6,603       $  6,347
                                                -------------    -----------

Debt to Total Capitalization                           56%            51%
Book Value per Share                              $  12.29       $  12.20
Cash and Cash Equivalents                         $    378       $    474


                                  SEMPRA ENERGY
                                                                 TABLE B
BUSINESS UNIT EARNINGS (Unaudited)
                        Three Months Ended            Nine Months Ended
                           September 30                  September 30
                        -----------------             ----------------
                         2000       1999  Change       2000      1999   Change
                        ------------------------      ------------------------
Delivery Services:
   SoCal Gas          $    53    $    48  $  5       $  150    $  141   $  9
   SDG&E                   15         59   (44)         107       159    (52)
                        ------------------------      ------------------------
       Subtotal            68        107   (39)         257       300    (43)

Energy Trading             45          5    40          102         9     93
International              13          5     8           24        (3)    27
Resources                  16          2    14           19         4     15
Retail Services            (5)        (4)   (1)         (17)      (12)    (5)
Technology Ventures        (3)        (2)   (1)          (8)       (5)    (3)
Financial                   8          6     2           23        20      3
Parent and Other          (32)       (11)  (21)         (66)      (11)   (55)
                        ------------------------      ------------------------
   Subtotal                42          1    41           77         2     75

Business-Combination Costs --         --    --           --       (13)    13
                        ------------------------      ------------------------
   Total Net Income   $   110    $   108  $  2       $  334    $  289   $ 45
                        ------------------------      ------------------------
Shares Outstanding
(diluted, in millions)    201        238                210       238
                        -----------------             ----------------

Earnings per Share    $  0.55    $  0.45 $0.10       $ 1.59    $ 1.22   $0.37
                        ------------------------      ------------------------



FINANCIAL HIGHLIGHTS (Unaudited)
                                        Three Months Ended    Nine Months Ended
                                           September 30           September 30
                                       -----------------------------------------
                                        2000       1999        2000        1999
                                       -----------------------------------------
Capital Expenditures (in millions)
   SoCalGas                           $  44      $   40       $ 130      $  106
   SDG&E                              $  77      $   75       $ 207      $  165
Authorized Return on Common Equity
   SoCalGas                              --          --       11.60%     11.60%
   SDG&E                                 --          --       10.60%     11.27%
Achieved Return on Common Equity
 (annualized)
   SoCalGas                              --          --       15.17%     14.56%
   SDG&E                                 --          --       12.21%     17.56%
   Sempra                                --          --       16.30%     13.27%



                                SEMPRA ENERGY                        TABLE C

OPERATING STATISTICS (Unaudited)
                                    Three Months Ended        Nine Months Ended
                                       September 30,              September 30,
                                    -------------------       -----------------
                                    2000           1999       2000         1999
                                    -------------------       -----------------

Delivery Services (California Utilities)

Revenues ($ Millions)
  SDG&E                                731         520        1,776       1,720
  SoCalGas (excludes
    intercompany sales)                713         535        2,027       1,745

Gas Sales (BCF)                         63          65          275         330
Transportation and Exchange (BCF)      247         175          550         401
                                    -------------------       -----------------
Total Deliveries (BCF)                 310         240          825         731
                                    -------------------       -----------------

Total Gas Customers (Thousands)                               5,770       5,691

Electric Sales (Millions of Kwhs)    4,484       4,170       11,952      11,356
Direct Access (Millions of Kwhs)       835         901        2,579       2,304
                                    -------------------       -----------------
Total Deliveries (Millions of Kwhs)  5,319       5,071       14,531      13,660
                                    -------------------       -----------------

Total Electric Customers (Thousands)                          1,233       1,214


Energy Trading

Operating Margins ($ Millions)
  North America                        115          28          260          59
  Europe/Asia                           34          13           96          33
Natural Gas (Physical, BCF/Day)        8.1         5.8          8.2         5.3
Electric (Physical, Billions
  of Kwhs)                            23.1         6.3         42.9        15.5
Oil & Liquid Products (Physical,
  Millions Bbls/Day)                   2.0         2.3          2.2         2.0


International (1)
  Revenues  ($ Millions)               314         273          783         725
  Natural Gas Sales (BCF)
    Argentina                           75          72          180         197
    Mexico                               5           3           13           8
  Natural Gas Customers (Thousands)
    Argentina                                                 1,299       1,251
    Mexico                                                       41          33
  Electric Sales (Millions of Kwhs)
    Chile                              373         345        1,146       1,052
    Peru                               868         852        2,660       2,537
  Electric Customers (Thousands)
    Chile                                                       391         386
    Peru                                                        665         654


Retail Services
  Revenues ($ Millions)
    Commercial and Industrial          117          45          236         113
    Mass Market                         45          26          136          67

  Mass Market Customers (Thousands)                             400         360

  Mass Market Gas Volumes (BCF)          8           8           32          21

  Mass Market Electricity Volumes
    (Millions of Kwhs)                 130          --          223          --


(1) Represents 100 percent of these subsidiaries, although all are less than 100 percent owned by Sempra
